                                    Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Travelzoo
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and 457(h)	1,550,000	$8.44	$13,082,000	$147.60 per $1,000,000	$1,930.90
Total Offering Amounts					$13,082,000		$1,930.90
Total Fee Offsets							$—
Net Fee Due							$1,930.90

(1)This Registration Statement covers, in addition to the number of shares of Travelzoo, a Delaware corporation (the
"Company" or the "Registrant"), common stock, par value $0.01 per share (the "Common Stock"), stated above, (a) options granted to employees of the Company to purchase up to an aggregate of 1,550,000 shares of Common Stock pursuant to the Nonqualified Stock Option Agreements which appear as exhibits to this Registration Statement and (b) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), an indeterminate number of additional shares as may be issuable as a result of a stock split, stock dividend or similar adjustment of the outstanding shares of Common Stock of the Registrant.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and the aggregate offering price are based on a price of $8.44 per share, which price is an average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on May 20, 2024, which date is within five business days prior to filing this Registration Statement.